EXHIBIT 23.3

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated July 22, 1998, except for the restatement of the fiscal 1998 financial statements as a result of the business combination described in the first three paragraphs of Note 2 for which the date is May 1, 2000, relating to the financial statements of Cree, Inc., which appear in Cree, Inc.'s Annual Report on Form 10-K for the year ended June 25, 2000.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Raleigh, North Carolina
October 26, 2000